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                                                                  EXHIBIT 10.33

                              EMPLOYMENT AGREEMENT

         This Agreement is made between The Dun & Bradstreet Corporation (the "Corporation") and Clifford L. Alexander, Jr. (the "Executive"), for mutual consideration, the receipt and adequacy of which are acknowledged by the parties, who agree:

         1. Position. The Executive is engaged to serve as the Corporation's Interim Chairman and Chief Executive Officer, effective October 25, 1999. Executive will have the duties and responsibilities of the Corporation's Chairman and Chief Executive Officer, as specified in the Corporation's Bylaws, and as directed by the Corporation's Board of Directors, to whom the Executive will report. It is understood that among his other duties, Executive will lead the search for a non-interim Chairman and Chief Executive Officer in full consultation with the Board of Directors.

         2. Compensation and Benefits. Effective October 25, 1999, the salary of the Executive as Interim Chairman and Chief Executive Officer will be $125,000 per month, subject to appropriate deductions and withholdings for taxes. The salary will be payable in installments at least once a month. In addition, the Corporation will grant Executive options to acquire 100,000 shares of the Corporation's common stock at an exercise price equal to the fair market value of the shares on November 4, 1999 which is the date of grant of such options. Such options will be immediately exercisable and will remain exercisable for a period of 10 years from the date of grant regardless of the Executive's termination of services to the Corporation during such period. The options will be issued pursuant to the 1998 Dun & Bradstreet Corporation Key Employees' Stock Incentive Plan ("Plan"), subject to the specific provisions of this Agreement. In the event of any conflict between the Plan and this Agreement, this Agreement will control. In view of the interim nature of the position, Executive waives coverage and benefits under the Corporation's benefit plans for executives related to retirement and health insurance. However, Executive will be an insured under appropriate officers' and directors' insurance, any other applicable liability policies and any life insurance and disability insurance policy for which he is eligible. The parties will consider the appropriateness of an increase in compensation if Executive continues to serve as Interim Chairman and Chief Executive Officer past December 31, 1999.


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         3. Termination.

         A. The Executive will resign his employment under this Agreement immediately upon the commencement of employment of a non-interim Chairman and Chief Executive Officer duly selected by the Corporation. In the event unforeseen circumstances make it necessary for Executive to resign his employment under this Agreement before a non-interim Chairman and Chief Executive Officer commences employment, Executive will immediately consult with the Board and provide as much notice as is possible in the circumstances. In the event of the Executive's resignation, the Corporation will pay Executive's salary through the effective date of resignation.

         B. The Corporation may terminate Executive's employment under this Agreement prior to commencement of employment of a non-interim Chairman and Chief Executive Officer: (i) immediately in the event of the death of the Executive or in the event of "cause" as defined below, or (ii) thirty days after the onset of physical or mental disability, confirmed by a professional medical diagnosis, that prevents the effective performance of the Executive's duties. "Cause" for purposes of this subsection 3B means conviction of a felony, fraud, moral turpitude, breach of fiduciary responsibility, insubordination or intentional dereliction of duty. In the event of termination under this subsection 3B, the Corporation will pay Executive's salary through the effective date of termination.

         C. The Corporation may terminate Executive's employment under this Agreement for any other reason prior to commencement of employment of a non-interim Chairman and Chief Executive Officer by giving the Executive written notice of termination and continuing to pay Executive his monthly salary stated in section 2 above for a period of three months following the effective date of termination.

         4. Indemnification. The Corporation indemnifies, holds harmless, and will defend the Executive against claims arising against the Executive in connection with the Executive's employment by the Corporation under this Agreement to the fullest extent permitted by law.

         5. Other. Executive may continue his other professional activities and employment concurrent with his employment under this Agreement, provided that they do not interfere with his duties under this Agreement.

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         6. Entire Agreement. This document contains the entire agreement of the Corporation and the Executive with respect to the position covered herein. It may not be changed orally but only by an agreement in writing signed by the Corporation and the Executive.

CLIFFORD L. ALEXANDER, JR.          THE DUN & BRADSTREET
                                    CORPORATION


/s/ Clifford L. Alexander, Jr.      Peter J. Ross
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11/12/99                            11/11/99
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Date                                Date




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